LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

      THIS LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 29th day of June, 2004, by and among Vicom, Incorporated, a Minnesota corporation (the "Buyer"), and Mark S. Golub, David S. Golub, Evgueni Lvov, Kathleen B. Curry, and William E. Curry, Jr., (each individually a "Seller" and collectively, the "Sellers").

                                   WITNESSETH

      WHEREAS, Sellers own all of the issued and outstanding membership interests (the "Membership Interests") in Rainbow Satellite Group, LLC, a Connecticut limited liability company (the "Company") engaged in the distribution of television programming and related consumer services; and

      WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Membership Interests in the Company, at the purchase price and upon the terms and subject to the conditions contained in this Agreement;

      NOW, THEREFORE, in consideration of mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree as follows:

      1. Sale and Purchase of Membership Interests.

            Subject to and upon the terms and conditions set forth in this Agreement, the Sellers agree to sell, assign, transfer, deliver and convey to the Buyer, and the Buyer agrees to purchase and acquire from the Sellers, all of the Membership Interests in the Company owned by the Sellers, for an aggregate purchase price of four million one hundred ten thousand dollars ($4,110,000) plus the securities specified Section 1(a)(ii), all subject to adjustment as provided in Sections 1(c) and 9 (collectively, the "Purchase Price").

            a. 80% of the Membership Interests in the Company shall be purchased for the following consideration, delivered at the Closing (as hereinafter defined in Section 6):

                  (i) one million dollars ($1,000,000) by certified or official bank checks, or by wire transfer of immediately available funds, at Closing;

                  (ii) one million nine hundred ten thousand dollars ($1,910,000) payable in accordance with, and in the amounts and on the dates specified in, the Secured Promissory Note (the "Note") in the form of Exhibit A attached hereto and to be executed and delivered by Buyer at Closing; and


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

                  (iii) two million dollars ($2,000,000) principal amount of Vicom's class F, 10% convertible preferred stock (the "Preferred Shares") in the form of Exhibit B attached hereto and to be delivered by Buyer at Closing. The Preferred Shares shall be convertible into Buyer's common stock, no par value (the "Common Stock"), at a conversion price of $2 per share of Common Stock and shall have the "put" and "call" features set forth in Sections 1 (d) and (e). The term Common Stock and price references thereto shall mean the same as appropriately adjusted for stock dividends, splits, combinations and the like.

            b. The remaining 20% of the Membership Interests in the Company shall be purchased for one million two hundred thousand dollars ($1,200,000), payable in cash by certified or official bank checks, or by wire transfer of immediately available funds, on January 4, 2005 (the "Second Closing Date") at the second closing referred to in Section 9(d).

            c. At Closing, the Purchase Price shall be reduced by $430 (Four Hundred and Thirty Dollars) per Subscriber (as such term is defined in Section 2(j)) by which the Closing Baseline (as defined in Section 7(a)(iv)) is below 14,300 Subscribers, and increased by the same amount per Subscriber by which the Closing Baseline exceeds 14,300 Subscribers. Any increase in the Purchase Price and any adjustment downward in the Purchase Price shall be made to the Note by increasing or decreasing, as the case may be, the principal amount thereof. The Purchase Price shall be further adjusted post-Closing, in accordance with the provisions of Section 9 hereof.

            d. Commencing six months after the Closing and at any time until the first anniversary of the Closing, Sellers shall have the right (the "Put") to require Buyer to redeem up to an aggregate of $500,000 principal amount of the Preferred Shares, at par, if the closing price of Buyer's Common Stock, as quoted on the Nasdaq Smallcap market, shall be below $2.00 per share for each of any five consecutive trading days during the fourteen days immediately preceding the date on which the Sellers exercise the Put. Upon exercise of the Put, the principal amount of the redeemed Preferred Shares will be added to the Note and payable in accordance with its terms if any amount remains unpaid under the Note or, if such Note is not then outstanding, Buyer will issue a new note for such principal amount, in the form of Exhibit A-1 attached hereto (the "Adjustment Note"). Seller's Put shall expire as of the first anniversary of the Closing Date.

            e. Commencing on the first anniversary of the Closing Date, Buyer shall have a one-time right (the "Call") to require Sellers to convert all or any of their outstanding Preferred Shares into Common Stock at a conversion price of $2.00 per share), if the closing price of Buyer's Common Stock, as quoted on the Nasdaq Smallcap market, shall exceed $2.75 per share for each of any five consecutive trading days during the fourteen days immediately preceding the date on which the Buyer exercises the Call.


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

      2. Representations, Warranties and Covenants of the Seller. Sellers represent and warrant to Buyer as follows:

            a. The Company is a limited liability company, validly existing and in good standing under the laws of the State of Connecticut. Copies of the Company's Articles of Organization, and all amendments thereto to date, and the Company's Operating Agreement, and all amendments to date, certified by the Company's Manager, have been delivered to Buyer, and are complete and correct.

            b. When duly and validly executed and delivered by such Seller, this Agreement and each of the agreements to be delivered at Closing pursuant to
Section 7 (the "Additional Agreements") by the Sellers shall constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with the terms each such agreement. The execution of this Agreement and the Additional Agreements and delivery of the Membership Interests requires no consent, approval or action by any third party and such Seller has the full power and authority to enter this Agreement and the Additional Agreements, provided that a transaction effectuating a change of control of the Company may constitute a breach of certain agreements to which the Company is a party listed on Schedule 2(b) unless consent therefor has been obtained.

            c. The current Membership Interests of each Seller are as listed on
Schedule 2(c). At Closing, each Seller represents and warrants that such Seller shall have good and marketable title to his or her Membership Interests, free and clean of all claims, liens and encumbrances.

            d. Sellers have delivered to Buyer copies of the Company's unaudited financial compilations as of March 31, 2004, copies of which are attached hereto as Schedule 2(d). Such financial compilations fairly reflect the Company's assets, liabilities and income and expenses for or as of the period end dates specified therein. Except as disclosed on Schedule 2(d), to the knowledge of Sellers, Company has no material liabilities of any nature, including for taxes, not fully reflected or reserved against and reflected in such financial compilations, other than those liabilities and obligations arising in the ordinary course of business after March 31, 2004. At Closing, the Company shall have no accrued payment obligations which are not fully covered by cash in the Company's bank account or otherwise provided for by Sellers; provided that Buyer and Company shall be responsible for any employee vacation time accrued but not taken prior to Closing. Sellers shall otherwise be free to take distributions of the Company's cash prior to Closing.

            e. Except as set forth on Schedule 2(e), there are no employment agreements for a fixed term in force between the Company and any employee.


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

            f. The Company has no subsidiaries. The Company has entered into joint venture agreements with third parties as set forth on Schedule 2(f). The Company will transfer or terminate its interests in and obligations under such agreements prior to the Closing subject to the provisions of Section 7(c).

            g. There is no litigation, action, suit or proceeding pending or, to the best of such Seller's knowledge, threatened against or relating to the Company, except as disclosed on Schedule 2(g) hereto.

            h. Seller is aware of no facts concerning and the Company has not received any notice or other communication from any federal, state or local authority stating or alleging that Seller is not in compliance in any material respect with any laws.

            i. The Company, at the time of Closing, shall have (i) good and marketable title to all its owned assets as reflected in the balance sheet, subject to no security interest, mortgage, pledge, lien or other encumbrance, except as reflected on Schedule 2(i) or in the Company Security Agreement to be delivered at Closing pursuant to Section 7(b)(vii) and (ii) right of entry agreements (directly in its own name or by license or assignment) then in effect with respect to each Significant Account (as defined in Section 9) listed on the Closing Subscriber Certificate delivered pursuant to Section 7(a)(iv).

            j. Schedule 2(j) hereto contains true and complete lists of the Seller's active individual and bulk DirecTV and SMATV subscriber data. Sellers represent the current number of Company Subscribers to be no fewer than 14,300. A "Subscriber" for purposes of this Agreement shall mean (i) with respect to non-bulk DirecTV direct-to-home subscribers, any person or entity or other customer classified as a subscriber by DirecTV in its dealings with the Company and (ii) with respect to other subscribers, a subscriber, customer, or bulk property unit from whom or which or with respect to whom or which the Company has received revenues during the prior sixty (60) days and as to whom or which the Company has not received a termination or cancellation notice. The term "Subscriber" shall also include a subscriber, customer or unit associated with any of the properties listed on Schedule 2(j) which have entered into a written right of entry agreement with the Company as of the Closing for provision of bulk programming or services that have not yet been made available.

            k. Since the date of Seller's financial compilations submitted in connection herewith, there have been no material adverse changes to the Seller's business, assets, operations or overall financial condition.

            l. Except as disclosed on Schedule 2(l), there are no accounts receivable of the Company known by Sellers to be past due for 60 or more days. No representation is made with respect to Subscribers with respect to whom the Company receives commissions or other revenues from DirecTV.


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

Sellers shall be entitled to modify the Schedules attached hereto prior to Closing in order to correct or update the information therein contained provided that no such modification shall reflect a material adverse effect on the benefits of the transactions provided herein to Buyer.

      3. Representations and Warranties of the Buyer: The Buyer represents and warrants to the Sellers as follows:

            a. The Buyer is a corporation, validly existing and in good standing under the laws of Minnesota.

            b. The execution, delivery and performance of this Agreement and the Additional Agreements to be delivered at Closing by the Buyer require no consent, approval or action by any third party and have been duly and validly authorized. When duly and validly executed and delivered by the Buyer, this Agreement and each of the other agreements to be delivered at Closing shall constitute the valid and binding agreements of the Buyer, enforceable against Buyer in accordance with the terms of each such agreement. All actions on the part of Buyer and its officers, directors, and stockholders necessary for the issuance of the Preferred Shares and the issuance of the Common Stock issuable upon conversion of the Preferred Shares have been taken.

            c. The Preferred Shares, when delivered pursuant to Section 1(b)(iv), and the shares of Common Stock issued upon conversion of the Preferred Shares, will be validly issued, fully paid and nonassessable and free of any liens or encumbrances. The rights, preferences, privileges and restrictions on the Preferred Shares will be in accordance with Buyer's [Amended and Restated Articles of Incorporation] [and as set forth in the Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class F Convertible Stock (the "Certificate of Designation")] attached hereto as part of Exhibit B. Buyer has duly reserved shares of Common Stock sufficient in number to satisfy any issuance required upon conversion of the Preferred Shares.

            d. Buyer has timely filed all reports (such reports, together with the materials and exhibits filed therewith, collectively referred to herein as the "SEC Reports") and made such public disclosures as are required to be filed or made by it under the Securities Act of 1933 (as amended and in effect from time to time, the "'33 Act") and the Securities Exchange Act of 1934 (as amended and in effect from time to time, the "Exchange Act") for the two years preceding the date of this Agreement. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the '33 Act and the Exchange Act and the rules and regulations of the Securities Exchange Commission (the "Commission") promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


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

            e. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates specified and the results of operations and cash follows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since the date of Buyer's latest audited financial statements filed with the SEC Reports, there have been no material adverse changes to the Buyer's business, assets, operations or overall financial condition.

      4. Conditions Precedent to Obligations of Buyer. The obligations of the Buyer at Closing shall be subject to the fulfillment on or prior to Closing of all the conditions set forth below:

            a. Each of the representations and warranties of the Sellers contained in this Agreement shall be true as of the Closing.

            b. The Sellers shall have performed all of their obligations under this Agreement to the extent such obligations were required to have been performed on or prior to the Closing.

            c. All documents and other deliveries required to be delivered to Buyer at or prior to the Closing shall have been so delivered.

            d. Buyer shall have received all such other documents and instruments in connection with the transactions contemplated by this Agreement as Buyer and its counsel may reasonably request and all legal matters shall be satisfactory to such counsel.

            e. No action, suit, claim, proceeding, inquiry or investigation by or before any federal, state, local or other governmental court, arbitrator or agency shall have been initiated or, to the knowledge of the Sellers, threatened, seeking to prevent or enjoin or otherwise to affect the transaction contemplated by this Agreement.

            f. Any necessary consents shall have been obtained from DirecTV with regards to this Agreement and any related transactions.


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

            g. Buyer shall have received access to DirecTV data in order to permit Buyer to verify the Company's DirecTV subscriber base as of the Closing Date.

      5. Conditions Precedent to Obligations of Sellers. The obligations of the Sellers at Closing shall be subject to the fulfillment on or prior to Closing of all the conditions set forth below:

            a. Each of the representations and warranties of the Buyer contained in this Agreement shall be true as of the Closing .

            b. The Buyer shall have performed all of its obligations under this Agreement to the extent such obligations were required to have been performed on or prior to the Closing.

            c. All documents and other deliveries required to be delivered to Sellers at or prior to the Closing shall have been so delivered.

            d. Sellers shall have received all such other documents and instruments in connection with the transactions contemplated by this Agreement as Sellers and their counsel may reasonably request and all legal matters shall be satisfactory to such counsel.

            e. No action, suit, claim, proceeding, inquiry or investigation by or before any federal, state, local or other governmental court, arbitrator or agency shall have been initiated or, to the knowledge of the Sellers, threatened, seeking to prevent or enjoin or otherwise to affect the transaction contemplated by this Agreement.

            f. The Company shall have assigned to Sellers all accounts receivable existing and all other payment obligations to the Company and claims of the Company against third parties accrued as of the Closing Date, including those set forth on Schedule 5(f) (the "Outstanding Claims").

            g. Any necessary consents shall have been obtained from DirecTV with regards to this Agreement and any related transactions.

      6. Closing. Closing of this Agreement (the "Closing") shall take place at 10 a.m. on July 8, 2004 (the "Closing Date") at the offices of Levin & Glasser, P.C., 420 Lexington Avenue, 8th Floor, New York, NY 10170 or such other time and place as the parties may agree upon. In the event a party is entitled not to close on the scheduled date because a condition to the Closing set forth in Sections 5 or 6 hereof has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time to another end of month date, but in any event not beyond July 31, 2004, until the condition has been met (which all parties will use their best efforts to cause to happen).


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

      Except as otherwise set forth herein, this Agreement will be deemed effective June 1, 2004 for purposes of establishing Buyer's (Vicom's) rights to the Company's (Rainbow Satellite Group, LLC) revenues, income and expenses.

      7. Deliveries to the Parties on the Closing Date.

            The parties shall deliver or cause to be delivered to each other at the Closing the following:

            a. BY SELLERS:

                  (i) certificates or other documentation reflecting transfer to Buyer of 80% of the Membership Interests in the Company;

                  (ii) access to all books and records held by the Company and reasonably required by Buyer to operate the business;

                  (iii) the Pledge and Security Agreement, in the form attached hereto as Exhibit C;

                  (iv) a certificate (the "Closing Subscriber Certificate") of Seller's Manager setting forth as of the month during which the Closing occurs
(A) the number of Subscribers (the "Closing Baseline"), (B) the names of each Significant Account (as defined in Section 9) and the number of Subscribers associated with each such Significant Account and (C) the names of any significant properties (a "Prospect") as to which the Company is then in active negotiations for the purpose of providing programming or other services;

                  (v) a certificate of Seller's Manager listing all accounts receivable of the Company existing (if ascertainable and if not ascertainable then estimated in good faith) on the Closing Date relating to services rendered by the Company prior to and including the Closing Date (the "Closing Accounts Receivable");

                  (vi) the Company Security Agreement, in the form attached hereto as Exhibit E;

                  (vii) the Escrow Agreement , in the form attached hereto as Exhibit F;

                  (viii) the Cross-License Agreement, in the form attached hereto as Exhibit H; and

                  (ix) the Company's Amended and Restated Operating Agreement, in the form attached hereto as Exhibit J.


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

            b. BY BUYER:

                  (i) one million dollars ($1,000,000) by certified or official bank checks, or by wire transfer of immediately available funds;

                  (ii) the Note;

                  (iii) the Pledge and Security Agreement;

                  (iv) the Preferred Shares;

                  (v) an assignment by Company in form and substance satisfactory to Sellers of the Closing Accounts Receivable and the Outstanding Claims

                  (vi) the Company Security Agreement;

                  (vii) the Escrow Agreement ;

                  (viii) a legal opinion of Steven M. Bell, Esq., substantially to the effect of Exhibit G;

                  (ix) the Cross-License Agreement, in the form attached hereto as Exhibit H; and

                  (x) the Company's Amended and Restated Operating Agreement, in the form attached hereto as Exhibit J.

            c. No less than five days prior to the Closing, Sellers will advise Buyer in writing whether Subscribers associated with a joint venture partner listed on Schedule 2(f) will be included in the Closing Subscriber Certificate and if so, the number of such Subscribers. If, in connection with the transaction hereunder, a payment is required to be made to a joint venture partner or property owner, Sellers will advise Buyer of the payment amount and any payment instructions. At Closing, Buyer will deliver a certified or official bank check for such amount made payable in accordance with Sellers' directions and the Purchase Price and the payment pursuant to Section 7(b)(i) above each shall be reduced by the amount of each such check.

      8. Indemnification.

            a. BY SELLERS. The Sellers shall, jointly and severally, defend, indemnify, and hold the Buyer harmless from and against, reimburse the Buyer, with respect to, any and all claims, losses, damages, costs and expenses (including reasonable attorneys' fees) ("Losses") incurred by Buyer by reason of or arising out of or in connection with: (i) a breach by the Sellers of any representation or warranty of the Sellers contained in this Agreement, or in any certificate delivered to the Buyers pursuant to the provisions of this Agreement; (ii) the failure, partial or total, of the Sellers to perform any agreement or covenant required by this Agreement to be performed by them; and/or
(iii) any federal or state income taxes due and payable with respect to the operation of the Company's business prior to the Closing.


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

            b. BY BUYER. Buyer agrees to defend, indemnify, and hold the Sellers harmless from and against, and to reimburse the Sellers with respect to, any and all Losses incurred by them by reason of or arising out of or in connection with: (i) a breach by Buyer of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered to the Sellers pursuant to the provisions of this Agreement; (ii) the failure, partial or total, of the Buyers to perform any agreement or covenant required by this Agreement to be performed by it; and/or (iii) all liabilities and obligations of the Company of any nature whether known or unknown, including specifically without limitation, liabilities for operations after the Closing, but excluding those liabilities or obligations with respect to which the Buyer is entitled to indemnification from Sellers pursuant to Section 8(a) above.

            c. NOTICE OF CLAIMS. All claims for indemnification under this Agreement shall be resolved in accordance with the following procedures:

                  (i) If an indemnified party reasonably believes that it may incur any Losses, it shall deliver notice (a "Claim Notice") to the indemnifying party. If an indemnified party receives notice of a third-party claim for which it intends to seek indemnification hereunder, it shall give the indemnifying party prompt written notice of such claim, so that the indemnifying party's defense of such claim under Section 8(d) hereunder may be timely instituted.

                  (ii) When Losses are actually incurred or paid by an indemnified party or on an indemnified party's behalf or otherwise fixed or determined, the indemnified party shall deliver a Payment Certificate to the indemnifying party for such Losses. If a Claim Notice or a Payment Certificate refers to any claim, action, suit, or proceeding made or brought by a third party, the Claim Notice or Payment Certificate shall include copies of the claim, any process served, and all legal proceedings with respect thereto. For purposes of clarification, an indemnified party shall not be required to make payment on any claim to receive indemnification rights under this Section 8.

                  (iii) If, after receiving a Payment Certificate, the indemnifying party desires to dispute such claim or the amount claimed in the Payment Certificate, it shall deliver to the indemnified party a Counternotice as to such claim or amount. Such Counternotice shall be delivered within twenty
(20) days after the date the Payment Certificate to which it relates is received by the indemnifying party. If no such Counternotice is received within the aforementioned 20-day period, the indemnifying party shall be liable for the prompt payment of all Losses identified in the Payment Certificate.


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

                  (iv) If, within twenty (20) days after receipt by the indemnified party of a Counternotice to a Payment Certificate, the parties shall not have reached agreement as to the claim or amount in question, the claim for indemnification shall be decided in accordance with the provisions of Section 15.

                  (v) With respect to any Losses based upon an asserted liability or obligation to a person or entity not a party to this Agreement for which indemnification is being claimed, the obligations of the indemnifying party hereunder shall not be reduced as a result of any action by the party furnishing the notice of third party claim responding to such claim if such action is reasonably required to minimize damages or to avoid a forfeiture or penalty or to comply with a requirement imposed by law.

            d. DEFENSE OF THIRD PARTY CLAIMS. The indemnifying party under this
Section 8 shall have the right to conduct and control, through counsel of its own choosing reasonably acceptable to the indemnified party, the defense of any third-party claim, action, or suit or compromise or settlement thereof. If the indemnifying party assumes the defense, the indemnified party may, at its election, participate in the defense of any such claim, action, or suit through counsel of its choosing, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party with respect to such defenses). If the indemnifying party shall fail to defend diligently any such third-party action, claim, or suit, then the indemnified party may defend, through counsel of its own choosing, such action, claim, or suit and may settle such action, claim, or suit and recover from the indemnifying party all Losses associated therewith including the amount of such settlement or of any judgment and the costs and expenses of such defense. The indemnifying party shall not compromise or settle any third-party action, claim, or suit on terms that that shall require any act or forbearance by the indemnified party or that do not include a full and complete release of the indemnified party from all liability in respect of such claim, action, or suit without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Assumption by an indemnifying party of control of any such defense, compromise, or settlement shall not be deemed a waiver by it of its right to challenge its obligation to indemnify the indemnified party; provided, however, that in such event, the indemnifying party shall not be entitled to reimbursement from the indemnified party for the costs incurred in undertaking such defense. The Buyer and the Sellers shall cooperate in all reasonable respects with each other in connection with the defense, negotiation, or settlement of any legal proceeding, claim, or demand referred to in this
Section 8.

            e. LIMITATIONS. Any and all claims or demands made under Sections 8(a)(i) or 8(b)(i) must be asserted or threatened within twelve (12) months from the Closing; provided, however, that the obligation of a party for indemnification claims for which a Claim Notice is given within the time period set forth above shall continue until the final resolution of each such claim. The Buyer shall be entitled to indemnification under Sections 8(a)(i) and (ii) only when the aggregate amount of all Losses from all claims exceed Twenty-five Thousand and No/100 Dollars ($25,000.00) (the "THRESHOLD AMOUNT"), provided that at such time as the aggregate of all such Losses exceeds the Threshold Amount, the Buyer shall only be entitled to be indemnified for all Losses in excess of the Threshold Amount, and further provided that the aggregate maximum liability of the Sellers shall not exceed the face amount of the Preferred Shares delivered at Closing. At Sellers' option, the indemnification shall be payable by return of such Preferred Shares on a dollar for dollar basis against the face amount of the Preferred Shares or by credit against any amount payable (in reverse chronology) by Buyer under the Notes.

            f. EXCLUSIVE REMEDY. The sole remedy of Buyer and the Sellers for breaches of this Agreement shall be claims made in accordance with and subject to the limitations of this Section 8 and Section 15.

      9. Post-Closing Adjustments.

            a. No later than December 15, 2004, Buyer shall deliver to Sellers a certificate (the "Adjustment Date Certificate") listing all Subscribers, each Significant Account and the number of Subscribers at each Significant Account as of November 30, 2004 (the "Adjustment Date"). The Purchase Price shall be further adjusted, as hereinafter provided in this Section 9, upward or downward, in accordance with the Significant Accounts added or lost as of the Adjustment Date. A "Significant Account" shall mean a property with 50 or more Subscribers to which the Company provides programming or services and any property to which programming or services are provided on a bulk basis. A Significant Account shall be considered to be ADDED if the Company, or Buyer or its affiliates, commences providing programming or servicing to such property after Closing and such property is listed as a Prospect on the Closing Subscriber Certificate delivered at Closing. A Significant Account shall be considered to be LOST if the Company, or Buyer or its affiliates, do not provide programming or services to the property as of the Adjustment Date and the Company's right of entry to such property terminated as a result of nonrenewal and such property was listed as a Significant Account on the Closing Subscriber Certificate. The Purchase Price shall be adjusted upwards by the amount of $430 (Four Hundred and Thirty Dollars) per Subscriber on the Adjustment Date Certificate at each Significant Account that has been added since the Closing. The Purchase Price shall be adjusted downwards by the amount of $430 (Four Hundred and Thirty Dollars) per Subscriber on the Closing Date Certificate at each Significant Account that has been lost since the Closing. All adjustments shall be effectuated on the Second Closing Date as provided in Section 9(d).

            b. Buyer shall use reasonable good faith efforts to maintain and renew, as applicable, the Company's right of entry and other agreements with Significant Accounts through the Adjustment Date. At Buyer's request, Sellers shall contact Significant Accounts to assist Buyer in maintaining or renewing such agreements (provided that Sellers shall not be required to incur any expense in providing such assistance). Buyer further agrees to use reasonable good faith efforts to conclude negotiations with Prospects sufficiently in advance of the Adjustment Date so as to permit subscribers at such Prospects to be included on the Adjustment Date Certificate; provided that Buyer may elect not to pursue agreements with any Prospect and shall give notice to Sellers if it abandons its efforts to do so. The subscribers or units shall be included on the Adjustment Date Certificate if the Prospect has entered into a written right of entry agreement with the Company (or orally agreed to accept programming or services from the Company) on a bulk basis even if the programming or services have not yet been made available or payments in connection therewith been made.

            c. Notwithstanding the provisions of Section 9(a), Sellers shall be entitled to an upwards adjustment to the Purchase Price only if and to the extent that the total monthly revenues of the Company for the month ending on the Adjustment Date ("Adjustment Date Monthly Revenues") are equal to or greater than the product of (i) the sum of the Closing Baseline plus the net number of Subscribers added pursuant to Section 9(a) and (ii) $22; and the net number of added Subscribers used for purposes of calculating an upwards Purchase Price adjustment shall be reduced accordingly to the highest number which will satisfy the foregoing formula. Calculation of the Adjustment Date Monthly Revenues shall be done on an accrual basis consistent with the Company's prior accounting practices, provided that included in total revenues, without duplication, shall be (A) the greater of (x) the Company's actual DirecTV "activation subsidies" for the month and (y) $41,250 and (B) an amount equal to the anticipated monthly revenues expected to be generated from or in connection with Subscribers associated with Prospects included as Significant Accounts in the Adjustment Date Certificate from which the Company is not yet receiving full payments. In addition, in the event that business decisions by the Company cause a material decrease in the Company's monthly revenues per Subscriber, the Adjustment Date Monthly Revenues shall be adjusted upward to reflect the effect of any such decisions. On or before December 15, 2004, Buyer shall provide a certificate setting forth the Adjustment Date Monthly Revenues and any adjustments required by the preceding sentence. Sellers shall have access to all of Company's and Buyer's records in order to verify the accuracy of the foregoing calculations.

            d. Except as set forth in this Section 9, no other adjustment shall be made as a result of an increase or decrease in the number of Subscribers after the Closing Date. On the Second Closing Date, Sellers shall deliver certificates or other documentation reflecting transfer to Buyer of the remaining 20% of the Membership Interests in the Company owned by Sellers and Buyer shall make the payment required pursuant to section 1(c). In addition, the Purchase Price adjustment referred to in this Section 9 (i) if upward, shall be added to the principal outstanding on the Note, if any, and if there shall be no such principal then outstanding same shall be applied to and paid in accordance with the terms of the Adjustment Note to be signed by Buyers and delivered to Sellers and (ii) if downward, shall be effectuated by reduction first, to any cash to be paid by Buyer pursuant to the preceding sentence and, then, to the principal amount remaining outstanding on the Note and, if there shall be a further reduction required, by mandatory surrender of Preferred Shares in a corresponding amount.

      10. Other Covenants.

            a. Accounts Receivable. For so long as any payment obligation under the Notes remains unpaid, Buyer shall cause the Company to maintain its bank accounts at Hudson United Bank and BancOne, and no others, and shall cause Company to direct to and deposit in such accounts any and all revenues payable to the Company. Sellers shall be entitled to all and any collections of the Closing Accounts Receivable. Upon receipt of any payment for a Closing Account Receivable, Company shall promptly and in any event at least monthly account for and deliver such payment to Sellers. Payments of accounts receivable shall be applied by the Company and Buyer first to undisputed Closing Accounts Receivable and then to other receivables of the payor. Buyer shall promptly advise Sellers of any notice that a Closing Account Receivable is in dispute. The parties shall cooperate with each other to maximize the collection of receivables after Closing and Company and Buyer shall not compromise or settle any Closing Accounts Receivable without the prior written consent of Sellers.

            b. Employees. Company shall remain obligated with respect to the employment agreement listed on Schedule 2(e). If the Buyer or Company terminates, for any reason other than cause based on poor performance or misconduct, the employment of any other individual currently employed by the Company during the first year after the Closing, Buyer agrees to provide any such terminated employee with severance equal to 60 days' salary for each year of employment with the Company. In connection with such severance payments, if any, paid pursuant to the preceding sentence to the four employees listed on
Schedule 10(b), Sellers shall reimburse the Company or Buyer, as appropriate, for any amount paid to the listed employees in excess of $50,000 dollars up to a maximum severance amount of $100,000 dollars and for 50% of any severance paid in excess of $100,000 dollars.

            c. Taxes/Access to Records. Sellers shall be entitled to all losses or other income tax credits attributable to the Company's operations during the period from January 1, 2004 through the Closing Date. After the Closing, Buyer will give Sellers and their financial advisors, legal counsel, independent accountants and other representatives reasonable access during normal business hours to such records and employees of the Company, and will furnish Sellers with copies of such documents and with such information with respect to the Company and its operations as Sellers may reasonably request in order for Sellers to complete tax returns for the period from January 1, 2004 through the Closing Date, to verify information relating to Closing Accounts Receivable and any Post-Closing Adjustment and from time to time while in effect to verify compliance with the Pledge and Security Agreement and Company Security Agreement.

            d. Piggyback Registration. Commencing on January 6, 2005, if Buyer at any time proposes to register under the Securities Act of 1933 (the "Act") any of its securities other than on Forms S-4 or Form S-8 or their then equivalents, Buyer will give written notice to Sellers and all holders of the Preferred Shares or Common Stock acquired pursuant to conversion of Preferred Shares of its intention to do so, and on the written request of any such holder, Buyer will cause to be included in the registration statement proposed to be filed by the Buyer all shares of Common Stock underlying the conversion of the Preferred Shares designated for inclusion in the holders' notice. With respect to each inclusion of securities in a registration statement pursuant to this section, the selling holders shall pay the fees and disbursements of their own counsel, and underwriting discounts or commissions and transfer taxes applicable to the selling holders' shares if included in the sale, and the Buyer shall pay all other costs and expenses of the registration, including but not limited to all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Buyer, all internal expenses, and legal fees and disbursements and other expenses of complying with state securities laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Upon the exercise of registration rights pursuant hereto, each holder agrees to supply the Buyer with such information requested by Buyer as may be required by the Buyer to register or qualify the shares to be registered. Buyer and any holder exercising registration rights hereby agree in connection therewith to be subject to the indemnification, contribution and related provisions set forth on Exhibit D attached hereto. The registration rights hereunder shall expire two years after the Closing.

            e. Other Actions. Each party shall, at the request of any other party, whether before or after the Closing, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of this Agreement and the transactions herein contemplated.

            f. Non-Compete.

                  (i) Sellers each agree that for a period of three years from the date of this Agreement, said Sellers shall not, directly or indirectly, solicit a Subscriber or Significant Account on the Closing Subscriber Certificate and/or the Adjustment Date Certificate for the purpose of providing DirecTV or American programming; provided, however that Buyer acknowledges that Sellers are affiliated with Russian Media Group, LLC (together with its affiliated entities excluding the Company, "RMG") which produces and distributes Russian language and other (including American) programming throughout North America. Nothing herein is intended to or shall restrict the activities of RMG or of any Seller on behalf of RMG. In addition, Sellers shall be free to pursue transactions with Prospects abandoned by Buyer. The provisions of this Section 10(f)(i) shall automatically terminate if Buyer is in default in any material respect, beyond any applicable cure period, of any provision of this Agreement or any of the other agreements delivered at the Closing or Second Closing.

                  (ii) Buyer understands and acknowledges that at certain properties at which the Company provides satellite television programming services, RMG provides Russian-language television programming, and that the Company and RMG may jointly provide service under the same right of entry agreement and may jointly utilize the satellite signal distribution system in place at such properties. Buyer covenants that it and the Company will not interfere with RMG's Russian-language television programming services at any of such properties, nor offer any competing Russian-language television programming (other than Russian-language programming that may be offered by DIRECTV) at any of such properties, and will permit and cause the Company to permit RMG to offer its Russian-language television programming pursuant to any new right of entry agreements obtained by the Company or by Buyer or its affiliates, at any of such properties; provided that notwithstanding anything to the contrary contained in clause (i) above, RMG shall agree not to provide DIRECTV or other American television programming at any of such properties. Buyer, Company and RMG on or prior to Closing shall have entered into a cross-license agreement, reflecting the foregoing understandings, in the form attached hereto as Exhibit H.

            g. Preserve Business and Collateral. From and after the Closing and until all obligations under the Notes have been paid in full, Buyer shall at all times act in good faith and operate Company and Company's business so as to (i) maintain and renew the Company's business relationships with Subscribers and Significant Accounts and (ii) preserve and increase the value of any collateral granted at Closing to Sellers.

            h. Other Agreements. Buyer shall comply with and shall take all such actions as may be necessary so that it and Company remain at all times in compliance with, the terms and conditions applicable to each under the Company's Articles of Organization and Amended and Restated Operating Agreement (as in effect as of the Closing), the Notes, the Pledge and Security Agreement, the Company Security Agreement and the Registration Rights Agreement.

                  (i). Repurchase Right. For so long, as the Notes remain outstanding and unpaid, the Membership Interests [certificates] shall be held in escrow in accordance with the Escrow Agreement and release of the Membership Interests shall be subject to the terms of the Escrow Agreement and of the Pledge and Security Agreement. If an Event of Default occurs under the Notes, in addition to any other rights of Sellers under the Notes, hereunder or in any security agreement, and provided the default giving rise thereto shall have remained uncured for thirty (30) days after the date on which Sellers first gave notice to Buyer of such default, Sellers shall have the right, exercisable in their sole discretion at any time thereafter upon written notice to Buyer and the escrow agent, to the return of their Membership Interests and all related rights (the "Repurchase Right"). In consideration therefor, Sellers shall pay to Buyer the repurchase price (the "Repurchase Price"), calculated in the manner and subject to terms set forth in Exhibit I attached hereto and in the Escrow Agreement. The transfer of Membership Interests to the Sellers shall be effective and recorded on the books of the Company immediately upon delivery of the notice of exercise of the Repurchase Right to escrow agent and the Repurchase Price shall be payable to Buyer in accordance with the Escrow Agreement. The Repurchase Right shall expire on January 6, 2005, without affecting any other rights or remedies available at any time to Sellers, if all payments due to Sellers from Buyer at any time up to and including January 5, 2005 shall have been made and there shall be as of January 6, 2005 no outstanding past due obligation of Buyer to Sellers; provided that if the payment date for an obligation due to be paid on or prior to January 5, 2005 shall be extended, deferred, delayed or otherwise changed to a later date, then the expiration of the Repurchase Right shall occur only on the first day after such later date and only if all payments then due shall have been made by the later date; and further provided that if any payment made by Buyer on or prior to expiration of the Repurchase Right is recovered by Buyer in any bankruptcy or insolvency proceeding then the Repurchase Right shall be reinstated, Buyer and Sellers agree that, should the Sellers exercise the Repurchase Right, Sellers shall suffer substantial and direct damages resulting from Buyer's defaults, including without limitation, disruptions to the Company's business and to the relationships among the Company and Sellers and their customers, employees, joint venture parties and property owners, DirectTV and other suppliers; the loss of amounts paid to joint venture parties in connection with this transaction; the adverse tax consequences resulting from the sale and repurchase of the Membership Interests; the difficulty in ascertaining the status of the Company's satellite distribution systems at the Company's properties throughout the country and the expenditures, labor and time needed to effectuate necessary repairs to any of such systems; costs to reestablish the business infrastructure necessary to enable them to assume operations of the Company. Buyer and Sellers further agree that they have taken into account the parties' best good faith estimates of a portion of such damages (others being difficult to calculate or estimate) at the time of entering this Agreement and the Repurchase Price reflects a fair repurchase price for both parties in the event Sellers, in their sole discretion, elect to exercise the Repurchase Right.

      11. Brokers and Finders Fees; Other Fees.

            a. Sellers represent and warrant to Buyer that Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or financial advisory fees, brokerage fees, agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby. Sellers agree to indemnify and hold Buyer harmless against and in respect of any such claim, obligation or liability in any way arising out of or relating to this Agreement or the transactions contemplated hereby or to agreements, arrangements or understandings claimed to have been made by or on behalf of Sellers with any third party.

            b. Buyer represents and warrants to Sellers that, except as set forth in this Section 10(b), Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or financial advisory fees, brokerage fees, agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify and hold Sellers harmless against and in respect of any such claim, obligation or liability in any way arising out of or relating to this Agreement or the transactions contemplated hereby or to agreements, arrangements or understandings claimed to have been made by or on behalf of Buyer with any third party. Buyer has retained Paradigm Marketing and Don Johnson to provide advisory and other services in connection with the transactions contemplated hereby and Buyer shall be solely responsible for and shall indemnify and hold Sellers harmless against any claim for fees of any kind payable to Paradigm Marketing, Don Johnson and affiliates.

      12. Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

            a. by mutual consent of the Buyer and the Sellers;

            b. by either the Buyer or the Sellers alone (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant, or agreement that has a material adverse effect on the benefits of the transaction provided for in this Agreement, and such breach has not been cured, or reasonable efforts which are likely to cure the breach are not being employed to cure such breach, within ten
(10) days after notice thereof is given to the party committing such breach;

            c. by either the Buyer or the Sellers alone if the Closing Date has not occurred on or before July 31, 2004;

            d. by either Buyer or the Sellers alone if any permanent injunction or other order of a court or other competent authority preventing the transactions contemplated by this Agreement shall have become final and non-appealable.

The provisions of Sections 8, 11, 12, 13, 14, 15 and 16 shall survive any termination of this Agreement.

      13. Entire Agreement and Modifications; Severability. No representations, promise, inducement, or statement of intention has been made by the Sellers or Buyer which is not embodied in this Agreement or in the exhibits or other documents delivered pursuant hereto or in connection with the transaction contemplated hereby, and neither the Sellers nor Buyer shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. This Agreement may be modified or amended only by written instrument signed by each of the parties hereto. If any term or other provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties to the fullest extent permitted by applicable Law.

      14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      15. Governing Law; Arbitration. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, applicable to contracts executed in and to be performed entirely within that state (without giving effect to its principles of conflicts of laws). Any dispute between the parties under this Agreement shall be submitted to final and binding arbitration in New York City which arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be knowledgeable in the subject matter and area of law relating to the dispute and shall not have the power to alter, amend or otherwise affect the terms of this Agreement or any other documents that are executed in connection herewith or therewith. The final decision of the arbitrator shall be a reasoned opinion based on the applicable law and furnished in writing to the parties and will constitute a conclusive determination of the issue in question, binding on the parties. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The prevailing party in any arbitration shall be entitled to an award of reasonable attorney's fees and costs, and all costs of arbitration will be paid by the losing party, subject in each case of to determination by the arbitrator as to which party is the prevailing party and the amount of such fees and costs to be allocated to such party.

      16. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer or Seller will, unless another address is specified in writing, be sent to the address indicated below:

--------------------------------------------------------------------------------
NOTICES TO SELLER:                       WITH A COPY TO:
--------------------------------------------------------------------------------
c/o Mr. David S. Golub                   Levin & Glasser, P.C.
184 Atlantic Street                      420 Lexington Avenue
P.O. Box 389                             Suite 805
Stamford, CT  06904                      New York, NY 10170
Telecopy: (203) 325-3769                 Telecopy: 212-661-2446
                                             Att'n: Victor Cohen, Esq.
--------------------------------------------------------------------------------
NOTICES TO BUYER:                        WITH A COPY TO:
--------------------------------------------------------------------------------
Mr. Jim Mandel                           Mr. Steven Bell
Vicom, Inc.                              Vicom, Inc.
9449 Science Center Drive                9449 Science Center Drive
New Hope,  Minnesota  55428              New Hope,  Minnesota 55428
Telecopy: 763-504-3060                   Telecopy: 763-504-3060
--------------------------------------------------------------------------------

      17. Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE", "INCLUDES", and "INCLUDING" when used therein shall be deemed in each case to be followed by the words "WITHOUT LIMITATION". The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

      18. Reliance. Sellers have appointed David M. Golub as their agent and nominee, in any all respects, to represent their interests hereunder and Buyer may rely upon any act of such agent and nominee on behalf of the Sellers as if each of the Sellers had taken such action themselves.

      19. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, THE SELLERS AND BUYER HAVE EXECUTED OR CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR DULY AUTHORIZED REPRESENTATIVES AS OF THE DATE FIRST WRITTEN ABOVE.

BUYER                                 SELLERS

VICOM, INCORPORATED

---------------------------           ---------------------------
By:                                   Mark S. Golub
Its:

                                      ---------------------------
                                      David S. Golub

                                      ---------------------------
                                      Evgueni Lvov

                                      ---------------------------
                                      Kathleen B. Curry

                                      ---------------------------
                                      William E. Curry, Jr.